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                                                                    Exhibit 10.7

                        SETTLEMENT, RELEASE, COVENANT NOT
                   TO SUE, WAIVER AND NON-DISCLOSURE AGREEMENT

         WHEREAS, MICHAEL GALANO, individually and on behalf of all his successors, heirs, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as "Galano"), and INSTINET CORPORATION, on behalf of its parents, subsidiaries, divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as "Instinet"), have reached agreement with respect to all matters arising out of Galano's employment with Instinet and the termination thereof;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, Galano and Instinet agree as follows:

         1. Termination of Employment. By mutual agreement between the parties, Galano's employment with Instinet shall terminate on December 31, 2001 ("Termination Date"). Through the Termination Date, Instinet will continue to pay Galano at his current base salary of $250,000 per annum, with continuation of Instinet's benefit programs through such date. Galano's duties will be on an "as needed" basis as directed by the Chief Executive Officer of Instinet or the Executive Vice President in charge of Global Equities.

         2. Vested Payments and Benefits. Neither Galano's separation from Instinet nor this Agreement shall alter or affect in any way Galano's vested rights, if any, to payments and benefits pursuant to the Instinet 401(k) Plan, SERP Plan, Deferred Bonus Plan, or ESPP Plan. Moreover, within thirty days of Galano's Termination Date, Instinet will pay Galano $169,020, constituting the full value of his 1800 units awarded under the Instinet 1999 SUPER Plan, as if Galano had been employed throughout the entire performance period.

         3. Separation Payments and Benefits. Instinet will pay Galano the amounts described in Paragraph 2 and below, subject to the provisions of this Agreement. The


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payments to be provided by Paragraphs 2 and 3 of this Agreement are in place of, and not in addition to, payments Galano would otherwise be entitled to pursuant to any policy or practice of Instinet. All payments made pursuant to this paragraph will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings.

                  (a) Severance Payments. Galano will be entitled to receive severance payments for a 12-month period (the "Severance Period") at the rate of $250,000 per annum from the Termination Date through December 31, 2002. During the Severance Period, Galano will be eligible to continue his current health and dental coverage for himself and his family but will not be eligible for life insurance, long-term disability insurance or any other benefits. At any time during the Severance Period, Galano may elect to have Instinet accelerate the severance payments and to receive all remaining payments in a lump sum. All health and dental benefits will terminate, however, upon such lump sum payment.

                  (b) 2001 Bonus. In February 2002, concurrently with the payments of 2001 bonuses to its active employees, Instinet will pay Galano $954,166 as a bonus for calendar year 2001, less any portion of that bonus that has been advanced or previously paid.

                  (c) Special Completion Payment. By January 31, 2003, provided that in Instinet's sole judgment, Galano has complied with all aspects of this Agreement, including without limitation paragraphs 6, 7, 8, 9, 10, 12 and 14, Instinet will pay Galano $300,000 as a one-time special completion payment.

         4. Return of Instinet Property. Galano agrees to return to Instinet by no later than the Termination Date, any and all property (including but not limited to files, records, computer software, computer access codes, home computers, cellular phones, fax machines, company IDs, business credit cards, proprietary and confidential information) which belongs to Instinet, and shall not retain any copies, duplicates or excerpts thereof.

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         5. Instinet Options. Galano agrees that any and all options awarded to him under Instinet 2000 Stock Option Plan (the "Plan") will be treated as provided in the Plan and the relevant option agreements.

         6. Full Satisfaction. Galano, by entering into this Agreement, accepts the benefits to be conferred on him hereunder in full and complete satisfaction of any and all asserted and unasserted claims of any kind or description against Instinet as of the date of this Agreement, including, but not limited to, claims arising under any federal, state and local fair employment practice law, workers' compensation law, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act of 1973, as amended, the Family and Medical Leave Act, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Acts of 1866 and 1871, and, except as otherwise expressly set forth herein, of any other duty and/or other employment related obligation (all of which are hereinafter referred to as "employment relations laws") as well as any claims arising from tort, tortious course of conduct, contract, obligations of "good faith," public policy, statute, common law, equity, and all claims for wages and benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs.

         7. Releases. Galano acknowledges that certain payments provided for in this Agreement are in excess of the amount that Galano would otherwise be entitled to receive and that Instinet has no obligation to enter into this Agreement, and Instinet acknowledges that Galano has no obligation to enter into this Agreement. In consideration thereof, Galano releases and discharges Instinet, and Instinet releases and discharges Galano, from any and all liability, and waives any and all rights of any kind and description that each has or may have against the other as of the date of this Agreement, including, but not limited to, any asserted and unasserted claims arising from any employment relations laws, tort, tortious course of conduct, contract, public policy, statute, common law, and equity, and claims for wages and


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benefits, monetary and equitable relief, punitive and compensatory relief, and attorneys' fees and costs. The foregoing notwithstanding, such releases and waivers do not apply to: (a) any rights arising out of this Agreement; (b) any rights that Galano and any covered dependents may have to purchase health benefit continuation coverage under federal law commonly known as COBRA; (c) any of Galano's accrued benefits which have vested under the terms of the qualified retirement plans maintained by Instinet as such plans may be amended from time to time; (d) any of Galano's accrued and vested payouts, benefits or agreements described in Paragraph 2 or above; or (e) any rights that Galano may have to indemnification under Instinet's general corporate indemnity for acts undertaken by Galano within the scope of his duties while employed at Instinet.

         8. Non-Competition Covenant. Galano agrees that he will not, through December 31, 2002, directly or indirectly, engage as officer, employee, agent, partner, director, or substantial stockholder of, whatsoever, with any ECN competitor of Instinet's, including but not limited to, any of the following companies or their current subsidiaries: Island/Datek; MarketXT; Archipelago Holdings L.L.C., Terra Nova or Townsend Analytics, Inc.; Strike; Spear, Leeds & Kellogg or Redi-Book; Ecross Net; Brass Holdings, Brut ECN or Sungard; Bloomberg; Optimark; ITG; Primex; Cybercorp; Tradescape; Knight Securities; LiquidNet; NeoNet; Nasdaq/AMEX; or the ECN business of any affiliate of any of the foregoing companies.

         9. Non-Solicitation Covenant. Galano further agrees that he will not
(i) through December 31, 2002, directly or indirectly solicit any employee of Instinet to leave the employ of Instinet, or (ii) through December 31, 2002, directly or indirectly initiate contact with any client to transact with any other company business in which Instinet is engaged, including but not limited to institutional equities, fixed income, clearing and after-hours trading, or to reduce or refrain from doing any business with Instinet. The term "client" means any client of Instinet with whom Galano had contact, or for whom he transacted business, and whose


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identity became known to him in connection with his relationship with or employment by Instinet.

         10. Non-Disparagement. Galano and Instinet each agree that, except for truthful statements in any proceeding to enforce this Agreement or pursuant to a valid Subpoena or Court Order, neither will make or publish any statement (orally or in writing) that reasonably could be expected to become publicly known and such statement becomes publicly known, or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other or, with respect to Instinet, any of its affiliates or any other entity or person within Instinet or its affiliates, any of their affairs or operations, or the reputations of any of their past or present officers, directors, agents, representatives and employees.

         11. Rights To Intellectual Property. Galano acknowledges and agrees that Instinet is the sole and exclusive owner of all right, title and interest in and to all trademarks, copyrights and all other rights in and to all software, computer programs, works of authorship, writings (whether or not copyrightable), inventions (whether or not patentable), discoveries, methods, improvements, processes, ideas, systems, know-how, data, and any other intellectual creations of any nature whatsoever that Galano developed, or assisted in the development of, in the course of his employment by Instinet (collectively, the "Instinet Intellectual Property"). All Instinet Intellectual Property is deemed to be "work made for hire" pursuant to the United States Copyright Act of 1976 (the "Act") and Instinet thereby owns all right, title and interest in all Instinet Intellectual Property. To the extent that the Instinet Intellectual Property or any part thereof is deemed by any court of competent jurisdiction or any governmental or regulatory agency not to be a "work made for hire" within the meaning of the Act, the provisions of this section will still control and, for the consideration set forth herein, Galano hereby irrevocably and absolutely assigns, sets over and grants to Instinet the Instinet Intellectual Property and all of his rights therein. Galano further agrees to deliver or execute


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such documents and to do or refrain from doing such acts as Instinet or its nominee may reasonably request to protect its rights in the Instinet Intellectual Property.

         12. Consultation and Cooperation By Galano. Galano agrees to make himself reasonably available to Instinet during the Severance Period to respond to requests by Instinet for information concerning facts or events relating to Instinet that may be within his knowledge. Galano will cooperate fully with Instinet as his schedule permits in connection with any or all future litigation or regulatory proceedings brought by or against Instinet to the extent Instinet reasonably deems Galano's cooperation either necessary or helpful. In the event that Instinet requires Galano's cooperation, Instinet agrees to pay any of Galano's reasonable expenses in providing such cooperation (such as travel and accommodations).

         13. Reemployment or Reinstatement. Galano agrees not to seek reinstatement or reemployment with Instinet, and hereby waives any rights that may accrue to his from any rejection of any application for employment with Instinet that he may make.

         14. Confidentiality. The parties further agree that the terms of this Agreement, and the negotiations leading up to it shall not be disclosed by the parties to any person, other than in a proceeding to enforce the terms of this Agreement or pursuant to valid subpoena or court order, with the exception of the parties' lawyers, accountants, tax preparers and, with respect to Galano, immediate family, provided that the parties inform any such persons that they must not disclose the same to any person and they agree to that condition. In response to any inquiry from third parties, the parties and their attorneys may state only that the parties have resolved the matter.

         15. No Admission of Liability. By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.

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         16. Entire Agreement and Severability. This Agreement constitutes the complete settlement of all issues and disputes existing between Galano and Instinet as of the date hereof, and may not be modified except by a suitable writing signed by both Galano and Instinet. This Agreement has been entered into by Galano and Instinet voluntarily, knowingly, and upon advice of counsel. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

         17. Injunctive Relief. Galano acknowledges that a violation on Galano's part of this Agreement, including in particular violation of the provisions of paragraphs 8, 9, 10, and 14 would cause irreparable damage to Instinet, and Instinet acknowledges that a violation on Instinet's part of this Agreement, including in particular violation of the provisions of paragraphs 10 and 14, would cause irreparable damage to Galano. Accordingly, Galano and Instinet agree that each shall be entitled to injunctive relief from any court of competent jurisdiction for any actual or threatened violation of this Agreement in addition to any other remedies it or he may have.

         18. Breach of Agreement. Galano agrees that, without limiting Instinet's remedies, should he commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, Instinet shall not be required to make any further payments to Galano pursuant to this Agreement and that Instinet shall be entitled to recover all payments already made by it (including interest thereon), in addition to all damages, attorney's fees and costs, Instinet incurs in connection with the Galano's proven breach of this Agreement. Galano further agrees that Instinet shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by him in connection with this Agreement, and that his proven violation or breach of any provision of this Agreement shall forever release and discharge Instinet from the performance of its obligations arising from the Agreement.

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         19. Attorney Fees. The parties agree that, in any suit brought by either party for breach of this Agreement by the other, the non-prevailing party will be liable for the reasonable attorneys fees of the prevailing party.

         20. Execution.

                  a. Galano acknowledges that he has had more than forty-five
(45) days from his receipt of this document to review it. Upon execution, Galano or his attorney must promptly send this document by overnight mail to the General Counsel at Instinet. A copy may be retained by Galano.

                  b. Following his signing of the Agreement, Galano has the right to revoke the Agreement at any time within seven (7) calendar days of his signing it, not including the date of his signing (the "Revocation Period"). Notice of Revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Galano signs this Agreement to General Counsel, Instinet Corporation, 3 Times Square, New York, NY 10036. If Galano does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto. If Galano gives Notice of Revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

         21. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the law of the State of New York. An action for breach of this Agreement may be brought in any court of competent jurisdiction located in New York.

         22. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

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         THE UNDERSIGNED, intending to be legally bound, have executed this
Agreement on this ______ day of January, 2002.

MICHAEL GALANO                      INSTINET CORPORATION


                                 By:
--------------------------          -----------------------------
                                    Jean Marc Bouhelier
                                    Executive Vice President

STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW: INSTINET HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS RELEASE AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY (OVER A PERIOD OF AT LEAST 45 DAYS) TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I MAY REVOKE THIS RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

                                    MICHAEL GALANO

                            Signed:
                                   ------------------------------------

THIS IS A RELEASE.  READ CAREFULLY BEFORE SIGNING.



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